EXHIBIT 21.1

LIST OF SUBSIDIARIES

AS OF APRIL 1, 2002

	STATE OR JURISDICTION
NAME OF SUBSIDIARY	OF INCORPORATION	% OF OWNERSHIP
Cambridge Diagnostics Ireland Limited	Ireland	100%
Inverness Medical, Inc.	Delaware	100%
Inverness Medical Benelux BVBA (1)	Belgium	100%
Inverness Medical Canada, Inc.	Canada	100%
Inverness Medical Switzerland GmbH	Switzerland	100%
Inverness Medical (UK) Holdings, Ltd.	United Kingdom	100%
IVC Industries, Inc.	Delaware	100%
Hall Laboratories, Ltd.	Canada	100%
Orgenics International Holdings BV	Netherlands	100%
Orgenics Ltd. (2)	Israel	100%
Selfcare Technology, Inc.	Delaware	100%
Unipath Diagnostics, Inc.	Delaware	100%
Unipath Diagnostics GmbH	Germany	100%
Unipath Limited	United Kingdom	100%
Unipath Management Limited	United Kingdom	100%
Unipath Scandinavia AB	Sweden	100%

1	Formerly known as Bvba Selfcare Benelux sprl.
2	Orgenics, Ltd. has subsidiaries in France (Orgenics France S.A., 100% owned) and Brazil (DO Brasil Ltda, and Orgenics Reagentes Para Laboratorios Ltda, both 100% owned).